EXHIBIT 99.1

Shengkai Reports Third Quarter 2009 Financial Results

TIANJIN, China, May 15 /PRNewswire-Asia-FirstCall/ -- Shengkai Innovations, Inc. (OTC Bulletin Board: SKII - News; "Shengkai" or the "Company"), a leading industrial valve supplier in the People's Republic of China ("PRC"), today announced its financial results for the three and nine months ended March 31, 2009.

Third Quarter Fiscal Year 2009 Highlights
–	Revenue was approximately $9.975 million, an increase of 1.6% fromapproximately $9.8 million for the same period last year
–	Gross profit was approximately $6.2 million, an increase of 3.8% fromapproximately $6.0. million for the same period last year
–	Gross margin was a record 62.4%, compared to 61.1% for the same periodlast year
–	Operating income was approximately $4.5 million, virtually unchangedfrom approximately $4.5 million for the same period last year
–	Net income was approximately $3.5 million, or $0.12 per fully dilutedshare, an increase of 2.9% from approximately $3.4 million, or $0.17 per diluted share, for the same period last year

Third Quarter 2009 Results

For the third quarter ended March 31, 2009, revenue was approximately $9.975 million, a 1.6% increase from approximately $9.8 million for the same period last year. Revenue from customers in the electric power industry contributed to 75% of the Company's total revenue, or approximately $7.5 million, for the three months ended March 31, 2009, a decrease of 19% from approximately $9.3 million for the comparable period last fiscal year. The decrease was primarily due to the Company gradually shifting focus from sales to the electric power industry to other industries. Revenue from customers in the petrochemical and chemical industry was approximately $2.2 million, an increase of 633% from approximately $0.3 million in the comparable period last year, reflecting the Company's expansion in this market through its increased marketing activities. Revenue from other industries, including the aluminum and metallurgy industries, was approximately $ 0.28 million for the three months ended March 31, 2009, an increase of 7.7% from approximately $0.26 million for the comparable period in 2008.

Gross profit increased 3.8% to approximately $6.2 million from approximately $6.0 million for the same quarter last year. Gross margin was 62.4%, compared to 61.1% a year ago.

For the third quarter of fiscal year 2009, selling expenses were approximately $1.0 million, compared to approximately $0.9 million a year ago. General and administrative expenses increased to approximately $0.7 million, or 7.3% of sales, from approximately $0.6 million, or 5.7% of sales, in the third quarter the prior year. The increase was primarily attributable to an increase in research and development expenditures, due to the Company researching ceramic formulations for new products. Operating income for the quarter was approximately $4.5 million, virtually flat from the approximately $4.5 million for the year ago period.

Net income for the third quarter of fiscal year 2009 was approximately $3.5 million, or $0.12 per fully diluted share, an increase of 2.9% from approximately $3.4 million, or $0.17 per fully diluted share last year. Net profit margin was a record 35.3% compared to 34.6% in the same period last year.

Nine-Month Results

For the nine months ended March 31, 2009, revenue was approximately $27.3 million, an increase of 13.7% from approximately $24.0 million for the same period last year. Gross profit was approximately $16.6 million, an increase of 14.7% from approximately $14.4 million for the same period last year. Gross profit margin was 60.6% compared to 60.0% for the same period last year. Income from operations in the nine months ended March 31, 2009 was approximately $12.0 million, or 43.9% of revenue, an increase of 11.1% from approximately $10.8 million for the same period last year. Net income for the nine months ended March 31, 2009 increased 19.8% to approximately $9.2 million, or $0.22 per fully diluted share, as compared to approximately $7.7 million, or $0.37 per diluted share, for the nine months ended March 31, 2008.

Basic earnings per share excluding non-cash preferred dividends in the nine months ended March 31, 2009 were $0.42 compared to $0.37 for the nine months ended March 31, 2008, an increase of 16%.

Events During the Quarter

In March 2009, the Company broke ground on its new headquarters. The facility is expected to measure 33,000 square meters (approximately 355,000 square feet), including 20,000 square meters (approximately 215,000 square feet) of manufacturing space and 10,000 square meters (approximately 107,500 square feet) of office space. Total capital expenditures for completing the facility are estimated at $27 million, and the Company expects to complete the project by the end of calendar year 2009. The Company expects production to begin in January 2010 after a short period of trial production.

Subsequent Events

The Company is scheduled to present at the upcoming CCG Rising China Conference on Monday, May 18, 2009 at 4:30 p.m. Eastern Time. A webcast of the Company's presentation can be accessed through http://www.chinarisingconference.com/webcast.html. The Company will also attend Oppenheimer's 3rd Annual China Dragon Call Conference on May 19, 2009.

Financial Condition

As of March 31, 2009, Shengkai had cash and cash equivalents of $33.4 million and stockholders' equity of $51.1 million. Accounts receivable increased from $3.6 million for the nine months ended March 31, 2008 to $4.8 million for the nine months ended March 31, 2009. For the nine months ended March 31, 2009, the Company generated $9.9 million in cash flow from operations.

Business Outlook

"To increase sales to especially SINOPEC and PetroChina, our two customers in the petrochemical industry that demonstrate most growth potential in terms of order size, we are planning to host a promotional event during the week of May 20th," said Mr. Chen Wang, chairman and chief executive officer of Shengkai. "Furthermore, we plan to attend tradeshows in both the U.S. and in Europe to further develop our export markets."

The Company maintains its guidance for its fiscal year end 2009 of net income greater than $13.0 million and $0.33 per fully diluted share, and cash from operations greater than $11.0 million and $0.28 per fully diluted share.

"Our department heads are currently in the process of updating our internal forecasts for fiscal year 2010 and should finalize the process in June. Upon completion, we expect to present our fiscal year 2010 guidance to the investment community," said Mr. Wang.

Conference Call Information

The Company will also host a conference call on Monday, May 18, 2009 at 8:00 a.m. EDT to discuss the Company's financial results, progress toward 2009 key corporate objectives, and additional corporate activities. Hosting the call together with other senior management will be Mr. Chen Wang, chairman and chief executive officer of Shengkai.

To participate in this live conference call, please dial 1-888-339-2688 approximately ten minutes before the scheduled call and reference passcode 144 395 03. International participants should call +1-617-847-3007. A replay of the call will be available for two weeks starting from Monday May 18 at 10:00 a.m. EDT. To listen to the replay, please dial 888-286-8010, or +1-617-801-6888 for international participants, and enter replay passcode 98687953. The conference call will also be archived on the Company's web site at http://www.shengkai.com.

About Shengkai Innovations, Inc.

Shengkai Innovations, Inc. is engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical, metallurgy, and environmental protection industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is the only valve manufacturer that is able to produce large-sized ceramic valves with calibers of 150mm or more.

The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 300 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company also became a member of the PetroChina supply network in 2006.

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Shengkai Innovations, Inc.
Jeffrey T. Roney
Email:  jeffrey.roney@shengkai.com

- FINANCIAL TABLES FOLLOW -

SHENGKAI INNOVATIONS, INC.
CONSOLIDATED BALANCE SHEETS
AS AT MARCH 31, 2009 AND JUNE 30, 2008
(Stated in US Dollars)

	March 31, 2009	June 30, 2008
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$33,394,974	$21,313,484
Pledged deposits	1,037,093	500,000
Trade receivables	4,750,967	3,596,318
Notes receivable	—	8,732
Other receivables	18,744	19,791
Deposits and prepaid expenses	—	2,543
Advances to suppliers	825,834	12,350
Inventories	1,333,680	725,327

Total current assets	$41,361,292	$26,178,545
Property, plant and equipment, net	2,529,670	2,523,062
Intangible assets, net	8,046,948	6,699,932
Deposits on purchase of computer system	4,382,377	4,365,668

TOTAL ASSETS	$56,320,287	$39,767,207
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$1,472,000	$—
Accounts payable	1,138,609	938,483
Advances from customers	590,610	29,852
Other payables	775,856	549,626
Accruals	69,361	116,673
Income tax payable	1,166,528	951,031

Total current liabilities	$5,212,964	$2,585,665

TOTAL LIABILITIES	$5,212,964	$2,585,665

Commitments and contingencies	$—	$—

STOCKHOLDERS' EQUITY
Preferred stock ¨C $0.001 par value 15,000,000 share authorized ; 7,887,368 and 5,915,526 shares issued and outstanding as of March 31, 2009 and June 30, 2008 respectively	$7,887	$5,916
Common stock - $0.001 par value 50,000,000 shares authorized; 22,112,500 shares issued and outstanding as of March 31, 2009 and June 30, 2008	22,113	22,113
Additional paid-in capital	30,666,631	23,494,626
Statutory reserves	4,692,290	2,875,066
Retained earnings	13,057,820	8,257,303
Accumulated other comprehensive Income	2,660,582	2,526,518

	$51,107,323	$37,181,542
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$56,320,287	$39,767,207

SHENGKAI INNOVATIONS, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE-MONTHS AND NINE-MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

	Nine months ended		Three months ended
	March 31,		March 31,
	2009	2008	2009	2008

Net revenues	$27,315,359	$24,028,336	$9,975,305	$9,817,525
Cost of sales	(10,764,238)	(9,600,818)	(3,752,577)	(3,821,221)

Gross profit	$16,551,121	$14,427,518	$6,222,728	$5,996,304
Operating expenses:
Selling	(2,731,973)	(2,253,599)	(975,497)	(906,222)
General and administrative	(1,830,263)	(1,339,870)	(728,078)	(557,554)

Operating income	$11,988,885	$10,834,049	$4,519,153	$4,532,528
Other income	77,265	9,074	69,949	132
Interest income	162,263	11,882	96,152	4,859

Income before income tax	$12,228,413	$10,855,005	$4,685,254	$4,537,519
Income tax	(3,050,486)	(3,195,892)	(1,166,205)	(1,141,338)

Net income	$9,177,927	$7,659,113	$3,519,049	$3,396,181

Basic earnings per share before dividend	$0.415	$0.373	$0.159	$0.165

Basic earnings per share after dividend	$0.299	$0.373	$0.159	$0.165

Diluted earnings per share after dividend	$0.221	$0.373	$0.117	$0.165

Basic weighted average share outstanding	22,112,500	20,550,000	22,112,500	20,550,000

Diluted weighted average share outstanding	29,999,868	20,550,000	29,999,868	20,550,000

SHENGKAI INNOVATIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE-MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US Dollars) (Unaudited)

	Nine months ended March 31,
	2009	2008
Cash flows from operating activities
Net income	$9,177,927	$7,659,113
Depreciation	125,490	116,304
Amortization	573,995	531,631
Adjustments to reconcile net income to net cash provided by operating activities:
Trade receivables	(1,139,996)	(2,646,767)
Notes receivable	8,758	—
Other receivables	1,122	40,958
Deposits and prepaid expenses	2,551	25,281
Amounts due from directors and shareholders	—	36,104
Advances to suppliers	(812,803)	133,778
Inventories	(605,105)	547,985
Notes payable	1,470,853	(34,105)
Accounts payable	196,381	8,278
Advances from customers	560,207	193,363
Other payables	223,953	(593,067)
Accruals	(47,714)	(34,779)
Income tax payable	211,692	258,139

Net cash provided by operating activities	$9,947,311	$4,430,793
Cash flows from investing activities
Purchase of property, plant and equipment	$(122,443)	$(190,591)
Sales proceeds of property, plant and equipment	—	17,769
Payment of deposit of computer system	—	(4,055,769)
Payment for land use right	(1,894,339)	—
Increase in pledged deposits	(536,674)	—
Decrease in pledged deposits	—	24,213

Net cash used in investing activities	$(2,553,456)	$(4,204,378)
Cash flows from financing activities
Proceeds from stock issued, net of transaction costs of $386,210	$4,613,790	$—

Net cash provided by financing activities	$4,613,790	$—

Net cash and cash equivalents sourced	$12,007,645	$2,037,838
Effect of foreign currency translation on cash and cash equivalents	73,845	253,880

Cash and cash equivalents-beginning of year	21,313,484	1,691,476

Cash and cash equivalents-end of year	$33,394,974	$3,983,194

Supplementary cash flow information:
Interest received	$162,750	$16,637
Tax paid	2,838,793	2,937,754